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                                                                      Exhibit 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Annual Report on Form 10-K/A (Amendment No. 1) for the period ended December 31, 1997, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 2-77496, 33-10631, 33-56772, 33-82560, 333-19265, 333-31391 and 333-31393) and Forms S-3
(File No's. 333-02001, 333-27189 and 333-48097) of our report dated March 20,
1998, (except Note 8 as to which the date is March 30, 1998) on our audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997.

/s/ Coopers & Lybrand L.L.P.

Los Angeles, California
June 11, 1998